Exhibit 99.1

Spherix Reports First Quarter 2019 Results of $11,937,000 in Assets and $982,000 in Liabilities

Agreement to Acquire Assets of CBM BioPharma, Inc.

Asset Purchase Agreement Provides for More Favorable Terms to the Company

Spherix Also Announces Reverse Stock Split

New York, NY, May 16, 2019 /PRNewswire/ Spherix Incorporated (Nasdaq: SPEX) (“Spherix” or the “Company”) today announced that the Company filed its Form-10Q for the period ended March 31, 2019, which showed total assets of $11,937,000.00 and liabilities of $982,000.00, with 2,010,074 shares of common stock outstanding.

In addition, the Company announced a restructuring of the terms of its proposed merger with CBM BioPharma, Inc. (CBM), a Delaware corporation. In lieu of the previously announced merger, the Company announced the terms of an Asset Purchase Agreement with CBM, whereby the Company purchased substantially all of CBM’s assets including, among other things, a license agreement, university contracts, and contracts with a Chief Scientific Officer, as well as a Scientific advisory board. The revised agreement is significantly less dilutive to Spherix shareholders, as Spherix is paying $8,000,000.00 to CBM in total compensation, as opposed to the previously announced $16,500,000.00, as more fully set forth in the Company’s filings. The acquisition of CBM’s assets is pending shareholder approval.

In addition, the Company announced that it purchased a 20% shareholder’s stake in CBM along with certain interests in DatChat, Inc. Spherix was successful in acquiring these interests in CBM at a substantial discount to CBM’s valuation. The 20% shareholder stake in CBM will give Spherix the ability to participate in any dividends declared by CBM in the future.

Mr. Anthony Hayes, CEO of Spherix stated, “The revised negotiated terms with CBM BioPharma in the Asset Purchase Agreement will introduce valuable assets into the Spherix family. The new agreement will be less dilutive to Spherix shareholders. I am also pleased to note that CBM has received some early, favorable correspondence from the Patent Office about its University of Texas patent applications. We will provide additional information as it comes available, but it is certainly a positive development for CBM.”

“Post-closing, Spherix shareholders will still own a majority interest in the Company. Further, Spherix’s 20% ownership in CBM is an accretive benefit to Spherix shareholders and by having an ownership interest in CBM, Spherix will participate in any dividend distributions made by CBM in the future. This may include cash dividends that might result from the future sale of Spherix stock. We look forward to sharing additional information with our shareholders about the proposed asset purchase in the upcoming weeks through both investor outreach and our upcoming SEC filings.”

In addition to the CBM announcement, the Company’s Board of Directors under authority granted by the Company’s stockholders at the Company’s 2019 Annual Meeting, approved a reverse stock split of its common shares at a ratio of 1-for-4.25. The reverse stock split became effective on May 10, 2019, when the shares began trading on the split-adjusted basis on the Nasdaq Capital Market, under the Company’s existing trading symbol “SPEX”.

Further information about the proposed asset purchase agreement and reverse stock split are provided in the Company’s Form 10-Q which was filed on May 15, 2019, with the Securities and Exchange Commission.

About Spherix

Spherix Incorporated is a technology development company committed to the fostering of innovative ideas. Spherix Incorporated was formed in 1967 as a scientific research company.

Our activities generally include the acquisition and development of technology through internal or external research and development. In addition, we seek to acquire existing rights to intellectual property through the acquisition of already issued patents and pending patent applications, both in the United States and abroad. We may alone, or in conjunction with others, develop products and processes associated with technology development and monetizing related intellectual property.

Forward-Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding Spherix’s and CBM’s industry, future events, the proposed transaction between the parties to the Asset Purchase Agreement, the estimated or anticipated future results and benefits of the Company following the transaction, including the likelihood and ability of the parties to successfully consummate the proposed transaction, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of Spherix’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding the businesses of Spherix and the transaction, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which Spherix or CBM operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Spherix or CBM operates; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the transaction or that the approval of the stockholders of Spherix are not obtained; failure to realize the anticipated benefits of the transaction, including as a result of a delay in consummating the transaction or a delay or difficulty in integrating the assets of CBM; uncertainty as to the long-term value of Spherix’s common stock; those discussed in the Spherix’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other documents of Spherix on file with the SEC or in the registration statement that will be filed with the SEC by Spherix. There may be additional risks that Spherix presently does not know or that Spherix currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Spherix’s expectations, plans or forecasts of future events and views as of the date of this communication. Spherix anticipates that subsequent events and developments will cause Spherix’s assessments to change. However, while Spherix may elect to update these forward-looking statements at some point in the future, Spherix specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spherix’s assessments as of any date subsequent to the date of this communication.

Contact:

Investor Relations:	Hayden IR
Brett Maas, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: 212-745-1373
Email: investorrelations@spherix.com
www.spherix.com